Exhibit 99.1

Jones Soda Co. Reports Fiscal 2011 Third Quarter Results

North American Core Product Revenue Growth of 7%

SEATTLE--(BUSINESS WIRE)--November 10, 2011--Jones Soda Co. (the Company) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the third quarter ended September 30, 2011.

Revenue for the third quarter 2011 was $5.0 million compared to revenue of $5.1 million for the third quarter 2010. The Company reported a net loss of $1.7 million, or ($0.05) per share, for the third quarter of 2011, compared to a net loss of $578,000, or ($0.02) per share, for the third quarter 2010.

“Sales of our core products, Jones Soda and WhoopAss Energy Drink, in North America increased 7% for the quarter compared to the prior year, which we believe is the result of our strengthened distribution footprint. This increase helped to partially offset the effects to our top-line that resulted in part from the strategy to discontinue underperforming product offerings and focus on our core products,” commented William Meissner, President & Chief Executive Officer. “We are pleased that our strategies to grow our business in our core products coupled with our strategic reinvestment in our sales personnel are taking hold, and we believe we are on track for 2011 to achieve low double digit annual revenue growth in our North American core products compared to 2010. We remain optimistic that demand for our core products will continue as we move into 2012, while operating expense leverage will help create a sustainable business for the long-term with improved bottom line performance.”

Third Quarter Review — Comparison of Quarters Ended September 30, 2011 and 2010

  Revenue decreased 3% to $5.0 million, compared to $5.1 million last year, and included a decline compared to the prior year resulting from the discontinuation in the second half of 2010 of underperforming product lines and certain Jones Soda SKU offerings (stock keeping units), initiated in the second half of 2010, of approximately $339,000 of total revenue compared to the prior year period. Partially offsetting this decline was an increase in core product revenue in North America of $315,000 compared to the third quarter a year ago. Core products include WhoopAss Energy Drink and continuing Jones Soda SKU offerings.
  Gross profit decreased 15% to $1.2 million, or 24% of revenue, compared to $1.4 million, or 27% of revenue, last year and was negatively impacted by a rise in fuel and logistics costs during the third quarter of 2011 compared to the same period in the prior year.
  Operating expenses increased 20% to $2.8 million compared to $2.4 million last year, mostly driven by increased selling expenses due to investments in added sales personnel to support our growth strategy.
  Net loss was $1.7 million, or ($0.05) per share, compared to a net loss of $578,000, or ($0.02) per share, last year. The prior year period was benefited by a tax refund of $392,000 allowed in 2010 resulting from our Canadian operations, which reduced the net loss for the prior year.

Year-to-Date Review – Comparison of Nine Month Periods Ended September 30, 2011 and 2010

  Revenue decreased 3% to $14.0 million, compared to $14.4 million last year, primarily due to a decline compared to the prior year of $1.2 million resulting from the discontinuation, in the second half of 2010, of underperforming product lines and certain Jones Soda SKU offerings. Partially offsetting this decline was an increase in core product revenue in North America of approximately $1.4 million compared to the same period a year ago.
  Gross profit increased 3% to $3.6 million, or 26% of revenue, compared to $3.5 million, or 24% of revenue, last year. Gross profit for the 2010 period was negatively impacted by the write-down of excess GABA inventory totaling $344,000.
  Operating expenses increased 9% to $8.8 million compared to $8.1 million last year and included a $350,000 charge accrued to the second quarter in connection with the termination of our New Jersey Nets sponsorship agreement in August 2011.
  Net loss was $5.2 million, or ($0.16) per share, compared to a net loss of $4.3 million, or ($0.16) per share, last year. The prior year period was benefited by a tax refund of $392,000 allowed in 2010 resulting from our Canadian operations, which reduced the net loss for the prior year.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2011 and its business outlook on its scheduled conference call today, November 10, 2011 at 1:30 p.m., Pacific time (4:30 p.m. ET). This call is being webcast and can be accessed by visiting the Investor section of our website at www.jonessoda.com. Investors may also listen to the call via telephone by dialing (719) 325-2138 (confirmation code: 1045961). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 1045961) through November 17, 2011, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda® and WhoopAss Energy Drink® brands and sells through its distribution network, which it refers to as its direct store delivery (DSD) channel, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statement that we believe we are on track to achieve low double digit annual revenue growth in North American core products and that we are optimistic that demand for our core products will continue in 2012. Forward-looking statements include all passages containing words such as "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others, its ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market, its ability to successfully execute on its operating plan; its ability to secure additional financing or to generate sufficient cash flow from operations; its ability to use the net proceeds from any financings to improve its financial condition or market value; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to establish distribution arrangements with distributors, retailers or national retail accounts; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to protect its intellectual property; the impact of current and future litigation; its ability to develop new products to satisfy customer preferences; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2010 and in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission in 2011. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010

Revenue	$4,973	$5,125	$13,974	$14, 383
Cost of goods sold	3,802	3,575	10,386	10,553
Write-down of excess GABA inventory	--	166	--	344

Gross profit	1,171	1,384	3,588	3,486
Gross profit %	23.5%	27. 0%	25.7%	24. 2%
Licensing revenue	7	7	19	25
Operating expenses:
Promotion and selling	1,557	1,109	4,710	3,411
General and administrative	1,282	1,256	4,075	4,685

	2,839	2,365	8,785	8,096

Loss from operations	(1,661)	(974)	(5,178)	(4,585)
Other income, net	1	26	79	18

Loss before income taxes	(1,660)	(948)	(5,099)	(4,567)
Income tax (expense) benefit, net	(24)	370	(75)	303

Net loss	$(1,684)	$(578)	$(5,174)	$(4,264)

Net loss per share -- basic and diluted	$(0.05)	$(0.02)	$(0.16)	$(0.16)
Weighted average basic and diluted common shares outstanding	32,029,389	27,454,593	31,827,698	26,779,630

JONES SODA CO.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,858	$5,448
Accounts receivable	2,798	2,220
Taxes receivable	5	480
Inventory	2,999	2,279
Prepaid expenses and other current assets	257	305

Total current assets	8,917	10,732
Fixed assets	897	296
Other assets	602	435

Total assets	$10,416	$11,463

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,120	$853
Accrued expenses	1,415	1,592
Taxes payable	101	146
Deferred rent, current portion	26	--
Capital lease obligations, current portion	22	--

Total current liabilities	3,684	2,591
Capital lease obligations	88	--
Long-term liabilities -- other	412	2

Shareholders’ equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 32,101,301 and 30,418,301 shares, respectively	50,089	47,917
Additional paid-in capital	7,004	6,570
Accumulated other comprehensive income	380	450
Accumulated deficit	(51,241)	(46,067)

Total shareholders’ equity	6,232	8,870

Total liabilities and shareholders’ equity	$10,416	$11,463

CONTACT:
ICR, Inc.
Brendon Frey, 203-682-8200
Brendon.frey@icrinc.com
or
Jones Soda Co.
Jennifer Cue, 206-624-3357
jcue@jonessoda.com